Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Registration No. 333-273853
Issuer Free Writing Prospectus dated November 6, 2023
Supplementing the Preliminary Prospectus dated November 1, 2023

# POET Technologies Inc.

## NASDAQ:POET | TSXV:PTK

## Disruptive Photonics Platform for a new generation of Artificial Intelligence Computing and Data Centers

November 6, 2023

# Safe Harbor

**Disclosure Statement**

We have filed a registration statement on Form F-3 (File No. 333-273853) with the U.S. Securities and Exchange Commission (the "SEC"). Any offering of securities will be made only by means of a prospectus supplement, which will be filed with the SEC. Before you invest, you should read the prospectus supplement and accompanying prospectus, including the risk factors set forth therein and incorporated by reference therein, and the documents incorporated by reference in or filed as exhibits to the registration statement, for more complete information about us and this proposed offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained, when available, from Maxim Group LLC or Freedom Capital Markets by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com or by contacting Freedom Capital Markets in writing at 40 Wall Street, 58th Floor, New York, NY 10005, or via email at EquitySyndicate@freedomcapmkts.com or via telephone at (800) 786-1469.

**No Offer/Solicitation; Not for Distribution in Canada**

This presentation does not constitute an offer to purchase or the solicitation of an offer to purchase any securities of the Company nor shall there be any sale of securities of the Company in Canada or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof in such jurisdiction. This presentation is not for distribution in Canada and it is not intended that any offer will be made, directly or indirectly, in or into Canada.

**Forward-Looking Statements**

This presentation contains forward-looking statements and forward-looking information within the meaning of United States and Canadian securities laws, including but not limited to statements relating to revenue potential, growth and/or projections, as well as the expected performance of products.

Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as, "continues," "with a view to," "is designed to,", "pending", "predict," "potential," "plans," "expects," "anticipates," "believes," "intends," "estimates," "projects," and similar expressions or variations thereon, or statements that events, conditions or results "can", "might", "will", "shall", "may", "must", "would", "could", or "should" occur or be achieved and similar expressions in connection with any discussion, expectation, or projection of future operating or financial performance, events or trends. Forward-looking statements and forward-looking information are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Such forward-looking information or statements are based on a number of risks, uncertainties and assumptions which may cause actual results or other expectations to differ materially from those anticipated and which may prove to be incorrect. Assumptions have been made regarding, among other things, management's expectations regarding such statements, including POET Technologies Inc.'s (the "Company") expectations with respect to the success of the Company's joint venture, product development efforts, the performance of its products, the expected results of its operations, meeting revenue targets, and the expectation of continued success in its financing efforts, the capability, functionality, performance and cost of the Company's technology as well as the market acceptance, inclusion and timing of the Company's technology in current and future products, plans for and completion of projects by the Company's third-party consultants, contractors and partners, and the necessity to incur capital and other expenditures. Actual results could differ materially due to a number of factors, including, without limitation, operational risks in the completion of the Company's anticipated projects, delays or changes in plans with respect to the development of the Company's products, a delay in or failure to deliver needed supplies or services from any of the Company's suppliers, risks affecting the Company's ability to execute projects, the ability of the Company to generate interest in or sales for its products, the ability to attract key personnel, and the ability to raise additional capital, and other risks, uncertainties and factors discussed in the Company's filings on Canada's System for Electronic Data Analysis and Retrieval + (or "SEDAR+") www.sedarplus.ca and with the SEC at www.sec.gov/edgar, including under the heading "Risk Factors" or "Key Business Risks and Uncertainties" in such filings. Although the Company believes that the expectations reflected in the forward-looking information or statements are reasonable, the prospective investors in the Company's securities should not place undue reliance on forward-looking statements because the Company can provide no assurance that such expectations will prove to be correct. Forward-looking information and statements contained in this presentation are as of the date of this presentation and the Company assumes no obligation to update or revise any forward-looking information and statements except as required by law.
Other than any obligation to disclose material information under applicable securities laws or otherwise as may be required by law, the Company undertakes no obligation to revise or update any forward-looking statements after the date hereof.

**Third-Party Data**

This presentation contains certain industry, customer and market data and statistics, third-party estimates and other information (including industry forecasts and projections). The Company has obtained significant portions of this information from databases and research prepared by third parties and other third-party sources. Information attributed to any such third parties has not been prepared by the Company, and the Company has not independently verified any such information.

# POET Technologies: An Integral Player in the AI Ecosphere

| | |
|---|---|
| Ticker: | POET |
| Exchange: | NasdaqCM |
| Stock Price(1): | $2.70 |
| Shares Outstanding(1): | 40.7M |
| Diluted Shares Outstanding(2): | 46.6M |
| Diluted Market Capitalization(2): | $125.8M |
| 6M 2023 / FY 22 Revenue: | $358.2K / $552.7K |

(1) As of the close on October 31, 2023.
(2) Based on a $2.70 stock price for POET, which reflects the closing price October 31, 2023.



POET POET Technologies Inc. Nasdaq CM
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POET (Weekly) 2.70 (31 Oct)
POET Share Price and Volume - Oct. 31, 2022, to Oct. 31, 2023
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Feb
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May
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- Pure play AI hardware company delivering AI solutions
- Well-known markets with significant potential
  $19 billion Total Addressable Market (TAM) by 2029[1]
- Invented the POET Optical Interposer™
  delivering Compelling Value in Scalability, Size & Power
- Disruptive Platform Technology enables "Semiconductorization of Photonics"
- Commercialization underway with multiple customers

**$19B[1]** Datacom / Telecom and AI Processor Markets

**1** JV with Sanan IC - Super Photonics Xiamen

**4+** Years of Technology and Product Development

**28+20** Patents and Patents Pending

**7 / 12** 7 Current Customers and 12 Projects

1. Derived from LightCounting and Internal Company Estimates

# Experienced Executives with Deep Silicon Valley Hardware Expertise



### Dr. Suresh Venkatesan, CEO & Chairman

- Inventor of the POET Optical Interposer
- Principal Inventor for 28 issued patents and 20 patent applications for POET
- Former SVP Technology at GlobalFoundries
- Former senior roles at Motorola & Freescale Semiconductors
- PhD in Electrical Engineering - Purdue University



### Vivek Rajgarhia, President & General Manager

- Overall responsibility for Company Operations, Market Entry, Products & Customers
- Oversight of Super Photonics Xiamen, POET's manufacturing partner in China
- Former CEO & Co-Founder of Optomai (MACOM)
- Former senior roles at Lucent ME (Nokia), OpNext (Lumentum), GigOptix (Renesas)
- BEng (Electrical) - Stevens Institute of Technology



### Thomas Mika, Executive Vice President & CFO

- Overall responsibility for Finance & Administration
- Raised $45M in equity capital and $40M in non-equity capital for POET
- Listed POET on NASDAQ in 2022
- Former Chairman, CEO & CFO of Tegal Corp (Nasdaq) - semi capital equipment
- BSc Microbiology - University of Illinois; MBA - Harvard University



### Dr. Mo Jinyu, SVP & GM, Asia

Former Sr. Director and Chief Scientist, MACOM's Lightwave Business Unit - Asia

Founder and former CTO, Nexwave Photonics

Former senior roles at Huawei, Oclaro, I2R



### Raju Kankipati, SVP & GM, USA

Former Sr. Director, Product Management at MACOM

Former senior roles at Arista, Cisco, OpNext (Lumentum)



### Dan Meerovich, VP, Product Engineering

Former Director, Product Engineering at MACOM's Lightwave Business Unit

Former senior roles at Apogee (Broadcom), Multiplex



### James Lee, VP & GM, Singapore

Former VP Logic Technology, IMEC

Former roles at GlobalFoundries and Chartered Semiconductor



### Kevin Barnes, VP, Finance and Administration

Former Controller, EC English

Former roles at Duguay and Ringler Corporate Services



### Dr. Robert Ditizio, VP, Intellectual Property

Former CTO, Tegal Corporation

Patent and process consultant for POET since 2017

# Pure Play AI Hardware Company Delivering AI Solutions

## Commercialization underway with multiple customers



OPEL International
RTO in 2006 launches company as a solar cell manufacturing business with listing on the TSXV
Pre-2015
POET Technologies
Name change in 2013 and acquisition of patents from UCONN for GaAs-based VCSEL
Dr. Suresh Venkatesan
Leaves post as CTO of GlobalFoundries in 2015 to become POET CEO to productize GaAs technology
2015-16
Two Acquisitions
Denselight Semiconductors and BB Photonics both acquired for stock in 2016
2017
Technology Pivot
GaAs VCSEL development abandoned in favor of InP-based lasers
Optical Interposer Invented
Company shifts focus to developing disruptive platform for photonics integration
2018
2019
Denselight Sold
Denselight sold to a group of investors for US$26 million in cash
2020
Super Photonics Xiamen (SPX)
JV with SAIC formed and valued at $50 million
100G CWDM4 Optical Engine
First live demonstration of 100G CWDM4 TxRx OE at OFC 2022
2022
2023
15 Additional Optical Engines and Light Sources
Released for production
800G POET Infinity™ Chiplet
BETA designs for 400G/800G/1.6T modules
800G Optical Module
Planned for 2H 2024
2024
1.6T Optical Engine
Planned for 1H 2024
Evaluation
Technology & Product Development
New Product Introduction & Commercialization

# What is Photonics? A critical AI component

Photonics uses Light for Data Communications and Sensing

Why use Light instead of Electrons?

- Light carries 10X more data
- Light needs10X less power
- Light produces 10X less heat
- *Higher speeds with less latency at lower cost!*



# Mega Trends Support Huge Growth of Photonics

| Photonics 1.0 | Photonics 2.0 | Photonics 3.0 |
|---|---|---|
| **1980-2000** : Birth of the Internet | **2005-2025** : Web2.0 / Social Media / 3D Sensing | **2025+** : Entering the Future |
| **INTRODUCTION OF** Trans-oceanic Telecommunications on Fiber Optic Cables | **PROFILERATION OF** Cloud Computing and Growth of Internet | **GROWTH OF** Artificial Intelligence and Edge Computing |







# POET's Technology can SCALE When Others CANNOT



Millions/Year


AI



100s of Millions/Year


16
:47



Billions/Year

**Incumbent technologies are <u>not scalable</u> for applications needing 100's of millions and billions of units per year**

| VECTOR | INCUMBENT TECHNOLOGIES* | POET |
|---|---|---|
| Unit Volume | ✗ | ✓ |
| Size | ✗ | ✓ |
| Cost | ✗ | ✓ |
| Power Consumption | ✗ | ✓ |

*Comparisons are made to current implementations of conventional Chip-on-Board and Silicon Photonics-based transceivers and laser-array-based light sources.

# “Semiconductorizing” Photonics

## POET’s technology allows photonics to scale the way semiconductors did

**Semiconductor Electronics**

**Discrete Components**



**Integrated Circuit**



**Photonics**

**Discrete Transceiver Assembly**



- ~50 individual components and sub-systems
- High labor and equipment cost - cannot scale

**POET Single Chip Optical Engine**


6mm
9mm
DeMux
Mux
Monitor Photo Diodes
High Speed PDs
Thermistor Pad
DML Laser Bank

### Integrated Circuit

- Smaller, Faster, Cheaper, in High Volume (Moore’s Law)
- Transformed the semiconductor industry - and all other industries
- Trillion $ industry - grown over three decades of investment[1]

### POET Optical Interposer Platform

- Automated integration of components on a single chip
- Economies of scale comparable to semiconductors
- Transformational technology for Photonics

1 Source: McKinsey & Company, *“The semiconductor decade: A trillion-dollar industry”* April 1, 2022.

# POET's Optical Interposer™ enables light-based AI processing

## AI will drive exponential growth for Photonics and for POET

*Challenges for conventional electronic AI Processors:*

- Not enough bandwidth between all GPU's for efficient utilization
- Gap between memory demand and supply
- High power consumption and heat generation

**POET's Optical Interposer-based Optical Engines and Light Sources**


Infinity™
400G Tx + Driver
LightBar™
AI Light Source
Starlight™

**Scalable** | **Inexpensive** | **Low-power** | **Simple**

- POET's technology is well-suited for assembling high-performance light sources for AI processors.
- POET believes its products are up to 75% lower cost than conventional, laser-array based solutions, offer more built-in features and operate at lower power.

***LightCounting:*** *AI will add **$17B** in optical transceiver sales over the next 5 years*[1]

***Dell 'Oro:*** *AI infrastructure spending to bring data center capex to >$500B by 2027*[2]

Sources: 1. LightCounting. "*July 2023 Mega Data Center Optics Market Report*", July 2023
2. Dell'Oro Group. "*Data Center IT Capex Report*", July 2023

# POET Powers Advanced Solutions for Large Technology Companies

## POET customers for the module designs expected to be introduced to the market in 2024 and go into production in 2024/25*

| POET PRODUCT | POET CUSTOMER MODULE MAKER | END USER** | END APPLICATION |
|---|---|---|---|
| 400G QUAD LR4 | ADVA | CHINA MOBILE<br>Google<br>Tencent 腾讯<br>cisco<br>nVIDIA<br>Meta<br>中国电信 CHINA TELECOM<br>SAMSUNG | DATA COMM |
| 800G 2xFR4 | LUXSHARE | | ARTIFICIAL INTELLIGENCE |
| POET *Starlight*™ Light Source | CELESTIAL AI | | ARTIFICIAL INTELLIGENCE |
| POET *One*™ 100G Combined TxRx | BFYY | | TELECOM |
| 100G CWDM | ZKTEL, FIBERTOP | | DATA COMM |
| 100G LR4 | TIER 1 MODULE | | DATA COMM |

*Internal estimates based on order projections provided by customers.
**End User information is based on POET's analysis of customer's likely targets.

# Why POET Wins | Benefits to Customers*

| | |
|---|---|
| Module cost | 10 - 75% Lower |
| Form Factor / Size | 75%+ Smaller |
| Wafer-level assembly & test | >100X More Scale |
| Chip-scale package | 20% - 30% Lower Power |
| CAPEX for assembly & test | 10X Lower |
| Platform technology | Versatility for Multiple Applications |

*Based on Internal Estimates and Projections. Comparisons are made to current implementations of conventional Chip-on-Board and Silicon Photonics-based transceivers and laser-array-based light sources.

# Only POET has "semiconductorized" transceivers

## POET has no industry peers for wafer scale hybrid integration technologies

| | Chip on Board (EML) | Chip on Board (Silicon Photonics) | Semiconductorized Hybrid Integration |
|---|---|---|---|
| Top 10 Module Makers in 2022* | HUAWEI, INNOLIGHT, HGGenuine, SOURCE PHOTONICS, Accelink, Hisense | CISCO, COHERENT, intel, eoptolink | POET Technologies |
| Current market solutions employ conventional tech | • Lots of components<br>• Assembly and alignment - High Labor and Capital Costs<br>• Limited volume scalability<br>• Limited cost scalability | | • Simplified integration<br>• Wafer scale manufacturing<br>• High capex efficiency<br>• More, Faster, Cheaper |

Players change during market and technology shifts
Only Finisar (now Coherent) and Source Photonics were on the list of Top 10 Suppliers in 2010

*Source: LightCounting, *Optical Vendor Landscape Report*, May 2023

# Module sales unlock larger TAM

## Provides direct access to blue chip Data Centers and AI Customers

**Today**

I. POET Optical Interposers → II. POET Optical Engines

**2024 & Beyond**

III. POET Optical Modules



Optical Engines
Optical Module
POET

### Leverage highly integrated optical engines to create complete modules:

- Optical Engines have been continuously enhanced with more components
- Improved time to market - bypassing design-in and qualification by module companies
- Hyperscale data center customers purchase modules, not optical engines
- Quickly penetrate end-users based on established performance of Optical Engines

# AI Hardware Enables the AI Software Market



AI Value Chain
End User
Optical Engine Supplier
Optical engines 800G - 1.6T
Optical Module Supplier
800G - 1.6T
AI Hardware Components
Remote Light sources
AI Hardware sub-Systems
Transceivers for optical data pipes
AyarLabs
celestial AI
BROADCOM
Module Companies
Transceiver modules at 800G and above
COHERENT
ADVA
molex
Integrators
Network operators, data centers
Google
Microsoft
Meta
CISCO
ARISTA
AI Hardware Systems
Subsystems, servers, network equipment
NVIDIA
BROADCOM
AMD
intel
Generative AI Software
Code, AI core, large language models and interfaces
CHATGPT
BLOOM
PALM
Vertical Market Applications
Healthtech, legal tech, HR tech, etc.
Woebot Health
PatentPal
Better Ai

Note: Named companies are known participants in each segment. Their appearance on this slide does not suggest an existing or potential business relationship with POET.

# Target Markets with $19B TAM

## Optical Modules & Packaged Light Sources

CAGR for POET TAM in 3 segments more than 230% annually over 5 years


Billions of US$
$19B TAM in 2029
$20.0
$18.0
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
2024
2025
2026
2027
2028
2029
Datacom
CPO
AI-ML

Source: Derived from LightCounting and Internal Company Estimates

## POET Planned Revenue Drivers and Timing*

### 2023-24

- Beta samples of light sources and 800G optical engines ship to POET customers
- Initial production shipments for SPX customers to begin in Q1'24
- Planned Introduction of 800G module at CIOE 2024

### 2025-26

- Volume production of all pluggable modules to 800G expected in 2025
- Planned introduction of 1.6T pluggable modules in 2025
- Planned introduction of 3.2T pluggable and CPO products in 2026
- Volume production of light sources in for AI processors expected in 2025/26

### 2026-27 and beyond

- Linear drive and CPO expected to be adopted in data centers
- Anticipate growth as transceiver and light source markets expand and POET increases market penetration
- Plan to evaluate and enter additional future market opportunities

## Additional Future Market Opportunities

| BioSensing Watches and Mobile Devices | LIDAR | AR / VR |
|---|---|---|

*Company growth plans are subject to risks and uncertainties.
Please refer to the risk factors detailed in our regular filings with the SEC.

# Manufacturing infrastructure in place and ready to scale

95 Total Employees Across 5 Countries
57 (POET) + 38 (Super Photonics Xiamen)



SHENZHEN, CHINA
Development & Applications Engineering
TORONTO, CANADA
Corporate Headquarters
XIAMEN, CHINA
Super Photonics JV Engine Manufacturing & Sales
ALLENTOWN, USA
Product Design & Development PLM
KULIM, MALAYSIA
Silterra Interposer Foundry
SINGAPORE
Interposer & Process Development



POET
+
Sanan IC

Joint Venture



## Super Photonics Xiamen (SPX)

- Joint Venture between POET and Sanan IC
- Assembles, tests, packages and sells Optical Engines based on POET's Optical Interposer technology

## Value Creation

- Formed in 2021 as a Chinese company
- Enables POET "fab-lite" manufacturing model with no cash investment by POET
- 38 employees as of June 2023
- Expect to ship product for revenue in Q4'23

## Value Capture

- POET currently owns 80% equity stake
- Strong interest from China-based PE firms in owning a piece of SPX

# Key Metrics

## Balance Sheet Snapshot

*US$ in Millions*

| | |
|---|---|
| Total Cash (as of Jun 30, 2023) | $8.5 |
| | |
| Total Debt (as of Jun 30, 2023) | $0.0 |

*US$ in Millions*

| | |
|---|---|
| Sales (six months ended Jun 30, 2023) | $0.36 |
| | |
| Quarterly Cash Burn | ~$4.0 |

## Capitalization Snapshot (as of Oct. 31, 2023)

| | | *Weighted Ave. Exercise Price* |
|---|---|---|
| Common Shares Outstanding | 40,679,295 | |
| Warrants Outstanding | 563,318 | *$3.67* |
| Management Options Outstanding | 7,315,639 | |
| Tranche 1 | 2,109,343 | *$2.51* |
| Tranche 2 | 5,206,296 | *$4.76* |
| Fully Diluted Shares | 48,558,252 | |
| Treasury Method | 46,593,729 | |

1. Using the Treasury Stock Method of accounting for fully diluted share amounts, which assumes that the company uses cash from exercised "in the money" options and warrants to repurchase shares. In this case an average of $2.70 used as the stock price for POET, which reflects the closing price on October 31, 2023.

# Investment Highlights

- Disruptive products applying to large, well-known markets with massive potential - $19 billion TAM by 2029
- Technology proven out by leading companies
- Entered commercialization stage in 2023 - 7 customers represent near-term (3-year) revenue potential
- Products to be used by Tier 1 end users in 2024
- First rate management team with public company track records
- Co-invested in China with Sanan IC for manufacturing operations and local development and sales

POET
Technologies